UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 5, 2014

MANHATTAN SCIENTIFICS, INC.
 (Exact name of registrant as specified in charter)

Delaware	000-28411	85-0460639
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York, 10174
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (212) 541-2405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 4, 2013, Senior Scientific LLC ("Senior Scientifics"), a wholly-owned subsidiary of Manhattan Scientifics, Inc. (the “Company”), hired Dr. Leyma De Haro to serve as a Biomedical Applications Scientist. Dr. De Haro has a PhD in Biomedical Sciences from the University of New Mexico and has completed postdoctoral fellowships at the University of New Mexico and at Los Alamos National Laboratory. Dr. De Haro will be responsible for developing and supporting biomedical applications of Senior Scientifics' new cancer detection and measurement technology.

On December 2, 2013, Senior Scientific hired Dr. Todor Karaulanov to serve as its Chief Instrumentation Physicist. Dr. Karaulanov has a PhD in physics from the Bulgarian Academy of Sciences and a MS in Laser and Condensed Matter Physics from Sofi University. Dr. Karaulanov has served as a staff scientist at the Bulgarian Academy of Sciences and has served as a postdoctoral researcher in the Department of Physics at UC Berkeley and at Los Alamos National Laboratory. Dr. Karaulanov will be responsible for design, specification, and construction of the ultra-sensitive magnetic instruments used in Senior Scientifics' new cancer detection and measurement technology.

On January 15, 2014, Senior Scientifics hired Loraine Upham to serve as its Vice President of Business Development. Ms. Upham is a successful biotechnology executive with experience in large pharmaceutical companies, midsize drug discovery and lab instrument companies, and most recently led a successful biotechnology start-up. Ms. Upham will be responsible for customer and partner relationships associated with the launch of Senior Scientifics' products into preclinical and clinical markets.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANHATTAN SCIENTIFICS, INC.

Date: February 5, 2014	By:	/s/ Emmanuel Tsoupanarias
New York, New York		Name: Emmanuel Tsoupanarias
Title: Chief Executive Officer

 3